Exhibit 99.1

red violet Announces Second Quarter 2021 Financial Results

Record Revenue of $10.9 Million Drives Record Gross Profit and Cash Flow from Operations

BOCA RATON, Fla. – August 11, 2021 – Red Violet, Inc. (NASDAQ: RDVT), a leading analytics and information solutions provider, today announced financial results for the quarter ended June 30, 2021.

“In the second quarter, we continued to demonstrate that as economic conditions improve, so does demand for our innovative solutions,” stated Derek Dubner, red violet’s CEO. “I’m extremely proud of the team’s execution expanding customer relationships both up and across markets. As a result, second quarter proved to be another record quarter for us, with revenue increasing 54% to $10.9 million, net income of $1.8 million and adjusted EBITDA increasing 245% to $3.1 million.  Our strong balance sheet and cash generation from record revenue continue to drive expansion of our capabilities.”

Second Quarter Financial Results

For the three months ended June 30, 2021 as compared to the three months ended June 30, 2020:

•	Total revenue increased 54% to $10.9 million. Platform revenue increased 54% to $10.6 million. Services revenue increased 46% to $0.3 million.
•	Net income was $1.8 million, inclusive of a one-time gain of $2.2 million on the extinguishment of debt from the forgiveness of our Cares Act Loan, compared to a loss of $2.5 million.
•	Adjusted EBITDA increased 245% to $3.1 million.
•	Gross profit increased 95% to $6.9 million. Gross margin increased to 63% from 50%.
•	Adjusted gross profit increased 83% to $8.2 million. Adjusted gross margin increased to 75% from 63%.
•	Generated $2.3 million in cash from operating activities in the second quarter.
•	Cash and cash equivalents were $13.9 million as of June 30, 2021.

Second Quarter and Recent Business Highlights

•	Revenue attributable to customer contracts reached a record 81%. Customer contracts are generally annual contracts or longer with auto renewal.
•	Added over 230 new customers to idiCORE™ during the second quarter, ending the quarter with 6,141 customers.
•	Added over 8,700 users to FOREWARN® during the second quarter, ending the quarter with 67,578 users. Over 150 REALTOR® Associations throughout the U.S. are now contracted to use FOREWARN.
•	Continued expansion of leadership talent and depth, with the addition of Jim Greenwell, GM – Identity, and James Frasche, EVP – Property Solutions.
•	Appointed Lisa Stanton as an independent director of the Board of Directors, strengthening our corporate governance and providing deep expertise in FinTech, identity and security.

Use of Non-GAAP Financial Measures

Management evaluates the financial performance of our business on a variety of key indicators, including non-GAAP metrics of adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit and adjusted gross margin. Adjusted EBITDA is a financial measure equal to net income (loss), the most directly comparable financial measure based on US GAAP, excluding interest expense (income), net, depreciation and amortization, share-based compensation expense, gain on extinguishment of debt, litigation costs and write-off of long-lived assets and others. We define adjusted EBITDA margin as adjusted EBITDA as a percentage of revenue. We define adjusted gross profit as revenue less cost of revenue (exclusive of depreciation and amortization), and adjusted gross margin as adjusted gross profit as a percentage of revenue.

Conference Call

In conjunction with this release, red violet will host a conference call and webcast today at 4:30pm ET to discuss its quarterly results and provide a business update.  To listen to the call, please dial (877) 665-6635 for domestic callers or (602) 563-8608 for international callers, using the passcode 7739599. To access the live audio webcast, visit the Investors section of the red violet website at www.redviolet.com. Please login at least 15 minutes prior to the start of the call to ensure adequate time for any downloads that may be required.  Following the completion of the conference call, a replay will be available for approximately one week by dialing (855) 859-2056 or (404) 537-3406 with the replay passcode 7739599. An archived webcast of the conference call will be available on the Investors section of the red violet website at www.redviolet.com.

About red violet®

At red violet, we build proprietary technologies and apply analytical capabilities to deliver identity intelligence. Our technology powers critical solutions, which empower organizations to operate with confidence. Our solutions enable the real-time identification and location of people, businesses, assets and their interrelationships. These solutions are used for purposes including risk mitigation, due diligence, fraud detection and prevention, regulatory compliance, and customer acquisition. Our intelligent platform, CORE™, is purpose-built for the enterprise, yet flexible enough for organizations of all sizes, bringing clarity to massive datasets by transforming data into intelligence. Our solutions are used today to enable frictionless commerce, to ensure safety, and to reduce fraud and the concomitant expense borne by society. For more information, please visit www.redviolet.com.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipate," "believes," "should," "intends," "estimates," and other words of similar meaning. Such forward looking statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations, including whether our strong balance sheet and cash generation from record revenue continue to drive expansion of our capabilities. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed above together with the additional factors under the heading "Forward-Looking Statements" and "Risk Factors" in red violet's Form 10-K for the year ended December 31, 2020 filed on March 10, 2021, as may be supplemented or amended by the Company's other SEC filings. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

RED VIOLET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

(unaudited)

	June 30, 2021	December 31, 2020
ASSETS:
Current assets:
Cash and cash equivalents	$13,915	$12,957
Accounts receivable, net of allowance for doubtful accounts of $11 and $38 as of June 30, 2021 and December 31, 2020, respectively	3,386	3,201
Prepaid expenses and other current assets	1,265	581
Total current assets	18,566	16,739
Property and equipment, net	576	558
Intangible assets, net	27,810	27,170
Goodwill	5,227	5,227
Right-of-use assets	1,916	2,161
Other noncurrent assets	137	139
Total assets	$54,232	$51,994
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$1,418	$2,075
Accrued expenses and other current liabilities	761	1,458
Current portion of operating lease liabilities	584	552
Current portion of long-term loan	-	449
Deferred revenue	427	504
Total current liabilities	3,190	5,038
Noncurrent operating lease liabilities	1,608	1,908
Long-term loan	-	1,703
Total liabilities	4,798	8,649
Shareholders' equity:
Preferred stock—$0.001 par value, 10,000,000 shares authorized, and 0 shares issued and outstanding, as of June 30, 2021 and December 31, 2020	-	-
Common stock—$0.001 par value, 200,000,000 shares authorized, 12,248,794 and 12,167,327 shares issued and outstanding, as of June 30, 2021 and December 31, 2020	13	13
Additional paid-in capital	70,911	66,005
Accumulated deficit	(21,490)	(22,673)
Total shareholders' equity	49,434	43,345
Total liabilities and shareholders' equity	$54,232	$51,994

RED VIOLET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$10,879	$7,056	$21,096	$16,356
Costs and expenses(1):
Cost of revenue (exclusive of depreciation and amortization)	2,720	2,587	5,481	5,879
Sales and marketing expenses	2,349	1,746	4,570	3,922
General and administrative expenses	4,890	4,263	9,440	8,697
Depreciation and amortization	1,330	992	2,588	1,902
Total costs and expenses	11,289	9,588	22,079	20,400
Loss from operations	(410)	(2,532)	(983)	(4,044)
Interest (expense) income, net	(4)	-	(9)	31
Gain on extinguishment of debt	2,175	-	2,175	-
Income (loss) before income taxes	1,761	(2,532)	1,183	(4,013)
Income taxes	-	-	-	-
Net income (loss)	$1,761	$(2,532)	$1,183	$(4,013)
Earnings (loss) per share:
Basic	$0.14	$(0.22)	$0.10	$(0.35)
Diluted	$0.13	$(0.22)	$0.09	$(0.35)
Weighted average number of shares outstanding:
Basic	12,269,412	11,617,342	12,238,475	11,600,278
Diluted	13,560,714	11,617,342	13,487,806	11,600,278

(1) Share-based compensation expense in each category:
Sales and marketing expenses	$158	$155	$314	$309
General and administrative expenses	2,007	2,187	3,897	4,254
Total	$2,165	$2,342	$4,211	$4,563

RED VIOLET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(unaudited)

	Six Months Ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,183	$(4,013)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,588	1,902
Share-based compensation expense	4,211	4,563
Write-off of long-lived assets	24	104
Provision for bad debts	62	265
Noncash lease expenses	245	225
Interest expense	11	-
Gain on extinguishment of debt	(2,175)	-
Changes in assets and liabilities:
Accounts receivable	(247)	587
Prepaid expenses and other current assets	(684)	(139)
Other noncurrent assets	2	65
Accounts payable	(657)	585
Accrued expenses and other current liabilities	(685)	(927)
Deferred revenue	(77)	23
Operating lease liabilities	(268)	(237)
Net cash provided by operating activities	3,533	3,003
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(155)	(61)
Capitalized costs included in intangible assets	(2,420)	(3,088)
Net cash used in investing activities	(2,575)	(3,149)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term loan	-	2,152
Net cash provided by financing activities	-	2,152
Net increase in cash and cash equivalents	$958	$2,006
Cash and cash equivalents at beginning of period	12,957	11,776
Cash and cash equivalents at end of period	$13,915	$13,782
SUPPLEMENTAL DISCLOSURE INFORMATION
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-
Share-based compensation capitalized in intangible assets	$695	$1,056

Use and Reconciliation of Non-GAAP Financial Measures

Management evaluates the financial performance of our business on a variety of key indicators, including non-GAAP metrics of adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit and adjusted gross margin. Adjusted EBITDA is a financial measure equal to net income (loss), the most directly comparable financial measure based on GAAP, excluding interest expense (income), net, depreciation and amortization, share-based compensation expense, gain on extinguishment of debt, litigation costs and write-off of long-lived assets and others, as noted in the tables below. We define adjusted EBITDA margin as adjusted EBITDA as a percentage of revenue. We define adjusted gross profit as revenue less cost of revenue (exclusive of depreciation and amortization), and adjusted gross margin as adjusted gross profit as a percentage of revenue.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2021	2020	2021	2020
Net income (loss)	$1,761	$(2,532)	$1,183	$(4,013)
Interest expense (income), net	4	-	9	(31)
Depreciation and amortization	1,330	992	2,588	1,902
Share-based compensation expense	2,165	2,342	4,211	4,563
Gain on extinguishment of debt	(2,175)	-	(2,175)	-
Litigation costs	6	-	126	-
Write-off of long-lived assets and others	41	106	61	217
Adjusted EBITDA	$3,132	$908	$6,003	$2,638
Revenue	$10,879	$7,056	$21,096	$16,356

Net income (loss) margin	16%	(36%)	6%	(25%)
Adjusted EBITDA margin	29%	13%	28%	16%

The following is a reconciliation of gross profit, the most directly comparable GAAP financial measure, to adjusted gross profit:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2021	2020	2021	2020
Revenue	$10,879	$7,056	$21,096	$16,356
Cost of revenue (exclusive of depreciation and amortization)	(2,720)	(2,587)	(5,481)	(5,879)
Depreciation and amortization of intangible assets	(1,272)	(934)	(2,475)	(1,784)
Gross profit	6,887	3,535	13,140	8,693
Depreciation and amortization of intangible assets	1,272	934	2,475	1,784
Adjusted gross profit	$8,159	$4,469	$15,615	$10,477

Gross margin	63%	50%	62%	53%
Adjusted gross margin	75%	63%	74%	64%

In order to assist readers of our condensed consolidated financial statements in understanding the operating results that management uses to evaluate the business and for financial planning purposes, we present non-GAAP measures of adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit and adjusted gross margin as supplemental measures of our operating performance. We believe they provide useful information to our investors as they eliminate the impact of certain items that we do not consider indicative of our cash operations and ongoing operating performance. In addition, we use them as an integral part of our internal reporting to measure the performance and operating strength of our business.

We believe adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit and adjusted gross margin are relevant and provide useful information frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies similar to ours and are indicators of the operational strength of our business. We believe adjusted EBITDA eliminates the uneven effect of considerable amounts of non-cash depreciation and amortization, share-based compensation expense and the impact of other non-recurring items, providing useful comparisons versus prior periods or forecasts. Adjusted EBITDA margin is calculated as adjusted EBITDA as a percentage of revenue. Our adjusted gross profit is a measure used by management in evaluating the business’s current operating performance by excluding the impact of prior historical costs of assets that are expensed systematically and allocated over the estimated useful lives of the assets, which may not be indicative of the current operating activity. Our adjusted gross profit is calculated by using revenue, less cost of revenue (exclusive of depreciation and amortization). We believe adjusted gross profit provides useful information to our investors by eliminating the impact of non-cash depreciation and amortization, and specifically the amortization of software developed for internal use, providing a baseline of our core operating results that allow for analyzing trends in our underlying business consistently over multiple periods. Adjusted gross margin is calculated as adjusted gross profit as a percentage of revenue.

Adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit and adjusted gross margin are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, financial measures presented in accordance with GAAP. The way we measure adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit and adjusted gross margin may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.

SUPPLEMENTAL METRICS

The following metrics are intended as a supplement to the financial statements found in this release and other information furnished or filed with the SEC. These supplemental metrics are not necessarily derived from any underlying financial statement amounts. We believe these supplemental metrics help investors understand trends within our business and evaluate the performance of such trends quickly and effectively. In the event of discrepancies between amounts in these tables and the Company's historical disclosures or financial statements, readers should rely on the Company's filings with the SEC and financial statements in the Company's most recent earnings release.

We intend to periodically review and refine the definition, methodology and appropriateness of each of these supplemental metrics. As a result, metrics are subject to removal and/or changes, and such changes could be material.

	(Unaudited)
(Dollars in thousands)	Q3'19	Q4'19	Q1'20	Q2'20	Q3'20	Q4'20	Q1'21	Q2'21
Customer metrics
idiCORE - billable customers(1)	4,781	5,064	5,326	5,375	5,758	5,726	5,902	6,141
FOREWARN - users(2)	23,853	30,577	36,506	40,857	44,927	48,377	58,831	67,578
Revenue metrics
Contractual revenue %(3)	66%	66%	69%	79%	68%	77%	80%	81%
Revenue attrition %(4)	6%	6%	8%	11%	10%	11%	7%	6%
Revenue from new customers(5)	$1,406	$1,018	$1,417	$916	$726	$877	$967	$929
Base revenue from existing customers(6)	$5,578	$6,690	$6,629	$5,047	$5,797	$6,678	$7,351	$8,354
Growth revenue from existing customers(7)	$1,273	$1,342	$1,254	$1,093	$2,744	$1,408	$1,899	$1,596
Platform financial metrics
Platform revenue(8)	$7,086	$7,651	$8,109	$6,856	$8,968	$8,603	$9,813	$10,588
Cost of revenue (exclusive of depreciation and amortization)	$2,286	$2,431	$2,498	$2,428	$2,489	$2,448	$2,488	$2,529
Adjusted gross margin	68%	68%	69%	65%	72%	72%	75%	76%
Services financial metrics
Services revenue(9)	$1,171	$1,399	$1,191	$200	$299	$360	$404	$291
Cost of revenue (exclusive of depreciation and amortization)	$836	$983	$794	$159	$214	$246	$273	$191
Adjusted gross margin	29%	30%	33%	21%	28%	32%	32%	34%
Other metrics
Employees - sales and marketing	48	51	51	53	52	53	56	57
Employees - support	8	7	8	8	9	9	9	9
Employees - infrastructure	13	11	13	12	12	14	15	16
Employees - engineering	25	23	26	27	27	32	31	33
Employees - administration	13	16	15	14	15	18	16	19

(1)

We define a billable customer of idiCORE as a single entity that generated revenue in the last three months of the period. Billable customers are typically corporate organizations. In most cases, corporate organizations will have multiple users and/or departments purchasing our solutions, however, we count the entire organization as a discrete customer.

(2)	We define a user of FOREWARN as a unique person that has a subscription to use the FOREWARN service as of the last day of the period. A unique person can only have one user account.
(3)

Contractual revenue % represents revenue generated from customers pursuant to pricing contracts containing a monthly fee and any additional overage divided by total revenue. Pricing contracts are generally annual contracts or longer, with auto renewal.

(4)

Revenue attrition is defined as the revenue lost as a result of customer attrition, net of reinstated customer revenue. It excludes expansion revenue and revenue from FOREWARN. Revenue is measured once a customer has generated revenue for six consecutive months. Revenue is considered lost when all revenue from a customer ceases for three consecutive months; revenue generated by a customer after the three-month loss period is defined as reinstated revenue. Revenue attrition percentage is calculated on a trailing twelve-month basis, the numerator of which is the revenue lost during the period due to attrition, net of reinstated revenue, and the denominator of which is total revenue based on an average of total revenue at the beginning of each month during the period.

(5)

Revenue from new customers represents the total monthly revenue generated from new customers in a given period. A customer is defined as a new customer during the first six months of revenue generation.

(6)

Base revenue from existing customers represents the total monthly revenue generated from existing customers in a given period that does not exceed the customers' trailing six-month average revenue. A customer is defined as an existing customer six months after their initial month of revenue.

(7)	Growth revenue from existing customers represents the total monthly revenue generated from existing customers in a given period in excess of the customers' trailing six-month average revenue.
(8)

Platform revenue consists of both contractual and transactional revenue generated from our technology platform, CORE. It includes all revenue generated through our idiCORE and FOREWARN solutions. The cost of revenue, which consists primarily of data acquisition costs, remains relatively fixed irrespective of revenue generation.

(9)	Services revenue consists of transactional revenue generated from our idiVERIFIED service. The cost of revenue, which consists primarily of third-party servicer costs, is variable.

Investor Relations Contact:
Camilo Ramirez
Red Violet, Inc.
561-757-4500
ir@redviolet.com